Kewaunee Scientific Reports Results for Second Quarter

STATESVILLE, N.C., Dec. 3, 2013 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported sales and earnings for its second quarter ended October 31, 2013.

Net earnings for the quarter were $725,000, or $0.28 per diluted share, as compared to net earnings of $649,000, or $0.25 per diluted share, in the second quarter last year. A favorable product mix, lower operating costs, and the favorable impact of the Company's previously reported buyout of the minority interest in its principal international subsidiary more than offset the unfavorable impact of lower sales during the quarter.

Sales for the quarter were $26,098,000, as compared to sales of $31,185,000 in the second quarter last year. Domestic Operations sales were $22,061,000, as compared to sales of $25,683,000 in the second quarter last year. A substantial portion of the decline in domestic sales was anticipated as part of the previously reported strategy underway by the Company to sell more laboratory projects through its dealer network, with the Company providing the manufactured products and the dealers providing related project management, installation and other service activities. International Operations sales for the quarter were $4,037,000, down from $5,502,000 in the second quarter last year. International Operations sales in the second quarter of the prior year were increased by the shipments of several large projects during that quarter.

The order backlog was $69.5 million at October 31, 2013, as compared to $71.1 million at July 31, 2013. Fewer laboratory construction projects of all sizes, public and private, were available in the domestic laboratory market during the quarter, as customers appeared hesitant to move forward on projects because of ongoing political and economic uncertainty. A decline in the domestic orders backlog was substantially offset by an increase in international orders backlog, as the Company continued to see good project opportunities in its international markets.

Net earnings for the six months ended October 31, 2013 were $2,312,000, or $0.89 per diluted share, as compared to net earnings of $1,283,000, or $0.50 per diluted share, in the same period last year. Sales for the six months ended October 31, 2013 were $58,101,000, as compared to sales of $57,868,000, in the same period last year. Domestic sales were $49,134,000, as compared to sales of $48,312,000 in the same period last year. International sales were $8,967,000, as compared to sales of $9,556,000 in the same period last year.

Cash on hand was $5.9 million at the end of the quarter, as compared to $6.5 million at the end of the same period last year. Short-term borrowings under the Company's bank line of credit were $2.5 million, as compared to $5.3 million at the end of the same period last year, and total bank borrowings were $7.5 million, as compared to $9.3 million. The debt-to-equity ratio was .24-to-1, as compared to .30-to-1 at the end of the same period last year. Working capital was $25.0 million, as compared to $24.2 million at the end of the same period last year.

"We had a good quarter, both internationally and domestically," said David M. Rausch, Kewaunee's Chief Executive Officer. "Although sales and earnings were below the pace of the past several quarters, a good portion of the sales decline was related to our strategy to improve product mix and margins. We also continue to make excellent progress in strengthening our relationships with laboratory planners and architects. Through this process we are gaining a better understanding of their needs and desired products, which increases their preference for the Kewaunee brand.

"Looking forward to the second half of our fiscal year, we expect the domestic marketplace will continue to be challenging due to the uncertainty in the economy and the resulting softening in demand for our products. We continue to pursue new sales opportunities, domestically and internationally, and maintain our focus on cost savings initiatives throughout the organization. It should be pointed out that our third quarter is normally the slowest due to construction cycles and the large number of holidays. The comparable third quarter of last year was an exception to this norm, as several large international projects shipped during that quarter."

Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, competitive and general economic conditions, both domestically and internationally; changes in customer demands; dependence on customers' required delivery schedules; risks related to fluctuations in the Company's operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; and acts of terrorism, war, governmental action, natural disasters and other Force Majeure events. Additional information concerning these and other factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	October 31,		October 31,
	2013	2012	2013	2012
Net sales	$ 26,098	$ 31,185	$ 58,101	$ 57,868
Cost of products sold	21,205	25,958	46,632	47,398
Gross profit	4,893	5,227	11,469	10,470
Operating expenses	3,759	4,013	7,903	8,151
Operating earnings	1,134	1,214	3,566	2,319
Other income	90	108	170	176
Interest expense	(72)	(101)	(160)	(215)
Earnings before income taxes	1,152	1,221	3,576	2,280
Income tax expense	406	414	1,213	785
Net earnings	746	807	2,363	1,495
Less: net earnings attributable to
the noncontrolling interest	21	158	51	212
Net earnings attributable to
Kewaunee Scientific Corporation	$ 725	$ 649	$ 2,312	$ 1,283

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.28	$ 0.25	$ 0.89	$ 0.50
Diluted	$ 0.28	$ 0.25	$ 0.89	$ 0.50

Weighted average number of common
shares outstanding
Basic	2,606	2,587	2,601	2,584
Diluted	2,633	2,601	2,618	2,592

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	October 31,	April 30,
	2013	2013
Assets	(Unaudited)
Cash and cash equivalents	$ 5,284	$ 5,811
Restricted Cash	603	691
Receivables, less allowances	20,450	25,884
Inventories	13,174	13,203
Prepaid expenses and other current assets	1,863	1,641
Total Current Assets	41,374	47,230
Net property, plant and equipment	15,038	15,098
Other assets	6,831	6,414
Total Assets	$ 63,243	$ 68,742

Liabilities and Equity
Short-term borrowings and interest rate swap	$ 2,719	$ 6,997
Current portion of long-term debt	421	200
Accounts payable	8,247	10,406
Other current liabilities	4,940	4,512
Total Current Liabilities	16,327	22,115
Other non-current liabilities	15,351	12,934
Total Liabilities	31,678	35,049
Noncontrolling interest	205	2,017
Kewaunee Scientific Corporation equity	31,360	31,676
Total Equity	31,565	33,693
Total Liabilities and Equity	$ 63,243	$ 68,742

Contact: D. Michael Parker
704/871-3290